FOR IMMEDIATE RELEASE         Contacts:   Investors         Media
May 29, 2003                              Andrew Brown      Robin Schoen
                                          646/414-1151      215/504-2122

                MEDIX RESOURCES SHAREHOLDERS APPROVE INCREASE IN
              AUTHORIZED COMMON SHARES AND NEW STOCK INCENTIVE PLAN

New York, NY -Medix Resources,  Inc.  [AMEX:MXR] today announced that a majority of  Medix's  shareholders  voted to approve  both the  proposal  to amend  Medix
Resources' articles of incorporation, increasing the number of authorized common shares from 125MM to 400MM,  and Medix  Resources'  2003 Stock  Incentive  Plan.
These  decisions  were  confirmed  during  a  Special  Shareholder  Meeting,  as scheduled  by a Medix proxy  solicitation,  on  Wednesday  May 21,  2003.  Medix
Resources,  Inc. is the developer and provider of  fully-secure,  Internet-based transaction software products.

An additional proposal to reincorporate Medix in Delaware did not pass. Although a majority of the shares  voted in favor of the  reincorporation  proposal,  the proposal did not receive the requisite  vote as a result of broker's  non-votes.
Medix  intends to pursue  this  proposal  at the time of its  annual  meeting of shareholders, allowing for a greater amount of time to receive votes.

Medix  Resources,   Inc.  provides   fully-secure,   Internet-based   healthcare
communication, data integration and transaction processing technologies. Medix's product suite enables communication of high value-added  healthcare  information among physician offices, hospitals, health management organizations,  and health insurance  companies.  Additional  information  about Medix  Resources,  and its
products    and    services,    can   be   found   at    www.medixresources.com.

                                      # # #

Information in this press release contains  forward-looking  statements.  Actual results could differ  materially  from such  statements as a result of risks and uncertainties  that  could  adversely  affect  Medix in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of
Medix to raise capital to finance the  development of its Internet  services and related software, the effectiveness and the marketability of those services, the ability  of  the  Company  to  protect  its  proprietary  information,  and  the establishment  of an  efficient  corporate  operating  structure  as the Company grows.  These and other risks and  uncertainties  are presented in detail in the
Company's  Form 10-K for 2002,  which was filed with the Securities and Exchange
Commission on March 27, 2003. This  information is available from the SEC or the
Company.